AMERICAN ITALIAN PASTA COMPANY	NEWS RELEASE

Contact: George Shadid – EVP & Chief Financial Officer 816-584-5621 gshadid@aipc.com

FOR IMMEDIATE RELEASE

American Italian Pasta Company

Appoints Raymond P. Silcock to Board of Directors

KANSAS CITY, MO, July 18, 2006 – American Italian Pasta Company (NYSE: PLB) announced today the appointment of Raymond P. Silcock to its Board of Directors. In addition, Mr. Silcock will serve on the Company’s audit committee. With Mr. Silcock’s addition, the Company’s board is now comprised of ten independent directors.

Raymond Silcock has over 35 years of finance and accounting experience in the food and beverage industries. He most recently held the position of chief financial officer of Cott Corporation, the world’s largest private label soft drink manufacturer. Previously, Mr. Silcock held various domestic and international finance positions with Campbell Soup Company over an 18-year career. Mr. Silcock is a Chartered Management Accountant (UK) and received a Masters of Business Administration from the Wharton School of the University of Pennsylvania. He currently serves as a director of Prestige Brands, Inc., where he is a member of the audit committee. Both Cott Corporation and Prestige Brands, Inc. are publicly traded companies listed on the New York Stock Exchange.

Founded in 1988 and based in Kansas City, Missouri, American Italian Pasta Company is the largest producer and marketer of dry pasta in North America. The Company has four plants that are located in Excelsior Springs, Missouri; Columbia, South Carolina; Tolleson, Arizona and Verolanuova, Italy. The Company has approximately 600 employees located in the United States and Italy.

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